Exhibit 99.1

October 4, 2018

Colleagues:

Jim Cunningham, Senior Vice President, Chief Accounting Officer, has informed us of his decision to leave Newell Brands next year. Jim has agreed to stay in his current role through March 1, 2019, and will assist the company through the completion of our year-end closing process.

Jim has been in his current role since May 2016 and prior to that spent more than ten years at Jarden Corporation. Jim has been a true partner to me over the past two years and has been instrumental in integrating the financial and accounting processes and systems at Newell Brands following the Jarden acquisition.

Please join me in thanking Jim for his significant contributions to the organization.

Best,

Ralph